EXHIBIT 23.2

          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          --------------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 2004, except for Note 17, as to which the date is February 19, 2004, relating to the consolidated financial statements of Dow Jones & Company, Inc., which appears in Dow Jones & Company, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference in this Registration Statement of our report dated January 27, 2004 relating to the financial statements schedule, which appears in Dow Jones & Company, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

New York, New York
February 8, 2005